Exhibit 99.2

Fintrax Group to Acquire Planet Payment

Galway, Ireland and Long Beach, N.Y — October 26, 2017 — Fintrax Group, a leader in multi-currency digital payment processing for tourists, and Planet Payment, Inc. (NASDAQ: PLPM), a leading provider of international and multi-currency processing services, today announced that they have entered into a definitive agreement under which Fintrax will acquire Planet Payment for $4.50 per share in cash.

Patrick Waldron, Chief Executive Officer of Fintrax Group said, “The acquisition of Planet Payment will expand our ability to serve global customers, particularly in the US, Canada, the Middle East, Latin America, China and South East Asia.  We look forward to working with Carl Williams and his team to grow the combined business.”

“We are excited to be joining the Fintrax organization and to combining our unique products and services, thus adding more value to our customers,” said Carl J. Williams, Chairman and Chief Executive Officer, Planet Payment.

The Board of Directors of Planet Payment has unanimously approved the transaction. The transaction is subject to Planet Payment’s stockholders tendering a majority of Planet Payment’s outstanding shares on a fully diluted basis prior to the expiration of the tender offer, certain regulatory approvals and other customary closing conditions.  In connection with the execution of the definitive agreement, Planet Payment’s directors and executive officers and certain shareholders, representing an aggregate of approximately 28% of the company’s outstanding shares and derivative securities, have entered into support agreements with Fintrax pursuant to which they have agreed to tender their shares into Fintrax’s offer.  The transaction is expected to close by year-end.

BofA Merrill Lynch is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel to Fintrax.  FT Partners is serving as financial advisor and Goodwin Procter LLP is serving as legal counsel to Planet Payment.

About Fintrax Group

Founded in 1985, Fintrax Group is a leader in multi-currency digital payment processing, providing international shoppers, merchants, partner banks and acquirers with easy, fast and reliable services. For over 30 years, Fintrax has expanded across the globe now covering 34 markets with over 800 staff and recently became part of the Eurazeo portfolio of growth companies in December 2015.  Fintrax is headquartered in Galway, Ireland.  For more information, please visit www.fintrax.com.

About Planet Payment

Planet Payment is a leading provider of international payment processing and multi-currency processing services. Planet Payment provides services in 23 countries and territories across the Asia Pacific region, North America, the Middle East, Africa and Europe, primarily through its 76 acquiring bank and processor customers. Its point-of-sale and e-commerce services help merchants sell more goods and services to consumers, and together with its ATM services are integrated within the payment card transaction flow enabling its acquiring customers, their merchants and consumers to shop, pay, transact and reconcile payment transactions in multiple currencies, geographies and channels.

Planet Payment is headquartered in New York and has offices in Atlanta, Beijing, Bermuda, Delaware, Dubai, Dublin, London, Hong Kong, Mexico City, Shanghai and Singapore. Visit www.planetpayment.com for more information about Planet Payment and its services.

Important Information

In connection with the proposed acquisition, Fintrax will commence a tender offer for the outstanding shares of Planet Payment. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Planet Payment, nor is it a substitute for the tender offer materials that Fintrax and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Fintrax and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Planet Payment will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY PLANET PAYMENT’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the Solicitation/Recommendation Statement will be made available to Planet Payment’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Planet Payment by contacting Planet Payment by phone at 1-800-489-0174. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

PLANET PAYMENT’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Planet Payment’s beliefs and expectations and statements about the tender offer and Fintrax’s proposed acquisition of Planet Payment, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Fintrax and Planet Payment are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Fintrax’s or Planet Payment’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Planet Payment, see the discussion of risks and uncertainties in Planet Payment’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2017, other reports Planet Payment files under the SEC, as well as the tender offer documents to be filed by Fintrax, its acquisition subsidiary and Planet Payment.

The forward-looking statements contained in this report are made as of the date hereof, and Planet Payment undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Contacts:

Fintrax Group

Rory O’Neill, Chief Marketing Officer

rory.oneill@fintrax.com

Tel: +44 7852871725

www.fintrax.com

Planet Payment, Inc.

Raymond D’Aponte, Chief Financial Officer

rdaponte@planetpayment.com

Tel: 516-670-3200

www.planetpayment.com